Exhibit 99.1

Grayscale Ethereum Staking ETF (Ticker: ETHE) Becomes First U.S. Ethereum ETP to Distribute Staking Rewards

Shares of Grayscale Ethereum Staking ETF set to trade ex-Dividend at Today’s Market Open

STAMFORD, Conn., January 5, 2026 – Grayscale, the world's largest digital asset-focused investment platform*, today announced that Grayscale Ethereum Staking ETF (Ticker: ETHE) has made a distribution to existing shareholders of proceeds from the sale of staking rewards earned by the Fund between October 6, 2025 and December 31, 2025. The milestone marks the first time a spot crypto ETP in the U.S. has distributed staking rewards to shareholders.

As a result of this distribution, shareholders of ETHE will receive $0.083178 per share held, reflecting the proceeds from the Fund’s sale of staking rewards earned during the applicable period. The payout will be made to investors on the payable date, January 6, 2026, based on their ETHE share ownership as of the applicable Record Date, January 5, 2026.

ETHE and ETH (the “Funds”) are exchange traded products that are not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore are not subject to the same regulations and protections as 40 Act-registered ETFs and mutual funds. An investment in the Funds involves significant risk, including possible loss of principal. The Funds hold Ether; however, an investment in the Funds is not a direct investment in Ether.

“Distributing staking rewards to ETHE shareholders is a landmark moment, not just for Grayscale, but for the entire Ethereum community and ETPs at large,” said Peter Mintzberg, Chief Executive Officer of Grayscale. “As the first Ethereum ETP in the U.S. to pass staking rewards through to investors, we’re reinforcing Grayscale’s role as an early leader in bringing new digital-asset capabilities into the ETP wrapper. Another sign that as the top digital asset-focused ETP issuer by AUM, we’re expanding innovations like staking into real investor outcomes.”

In October 2025, Grayscale became the first issuer to activate staking for its Ethereum products, making ETHE the first Ethereum ETP to enable staking in the U.S. alongside Grayscale Ethereum Staking Mini ETF (Ticker: ETH). These two Ethereum ETPs were formerly known as Grayscale Ethereum Trust ETF and Grayscale Ethereum Mini Trust ETF, respectively, and were renamed in January 2026 to better reflect their new staking capability.

With this distribution, Grayscale is scaling its platform to bring the economic upside of innovations like staking directly to shareholders. As the digital asset ecosystem evolves, Grayscale aims to extend staking capabilities to additional products while focusing on education, transparent reporting, and investor-first practices, so investors can pursue these opportunities with confidence.

About Grayscale

Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a decade-long track record and deep expertise as a digital asset-focused investment platform, with approximately $31 billion in assets under management (AUM). Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure. For more information, please follow @Grayscale or visit grayscale.com.

*Largest digital asset-focused investment platform based on asset under management (“AUM”) as of September 30, 2025. For other companies in this category, AUM is considered as of most recent public disclosure.

The Funds have each filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Funds each have filed with the SEC for more complete information about each of their offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

Staking Risk. When the Funds stake Ether, Ether is subject to the risks attendant to staking generally. Staking requires that the Funds lock up Ether for the period of time required by the staking protocol, meaning that the Funds cannot sell or transfer the staked Ether, thereby making it illiquid for the period it is being staked. In addition, during the lock-up period, the Funds are subject to the market price volatility of Ether, and it may miss opportunities to sell the staked Ether during opportune times. During the unstaking period, the Funds may miss out on earning opportunities because, in some cases, the staked Ether may not earn rewards during the unstaking period or may only earn rewards during part of the unstaking period. Staked Ether is also subject to security breaches, network downtime or attacks, smart contract vulnerabilities, and validator or custodian failure or compromise, which can result in a complete loss of the staked Ether or a loss of any rewards.

Foreside Fund Services, LLC is the Marketing Agent for the Funds.